Exhibit D

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”), dated as of July 10, 2015, is made by and between Connion Capital Limited, a limited liability company incorporated under the laws of British Virgin Islands (“Assignor”) and Moocon Education Limited, a limited liability company incorporated under the laws of British Virgin Islands (“Assignee”). The Assignor and the Assignee are each referred to as a “Party” and are referred to collectively as the “Parties.”

WHEREAS the Assignor has entered into (i) a share purchase agreement dated as of June 13, 2015 with Talent Fortune Investment Limited, a limited liability company incorporated under the laws of the Cayman Islands (the “KKR Purchaser”), and IDG Technology Venture Investments, LP, a Delaware limited partnership, and (ii) a share purchase agreement dated as of June 13, 2015 with the KKR Purchaser, Goldman Sachs Investment Partners Master Fund, L.P., a Cayman Islands exempted limited partnership, and Goldman Sachs Investment Partners Private Opportunities Holdings, L.P., a Cayman Islands exempted limited partnership (collectively, the “Share Purchase Agreements” and each a “Share Purchase Agreement”).

WHEREAS the Assignor desires to assign and transfer to the Assignee, and the Assignee desires to acquire and accept, all of the Assignor’s rights, interests and obligations under each Share Purchase Agreement.

NOW THEREFORE, in consideration of these premises, the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto covenant and agree as follows:

1. Capitalized Terms. All capitalized terms not otherwise defined herein shall have the meanings respectively assigned thereto in the applicable Share Purchase Agreement.

2. Assignment. Pursuant to Section 9.5 of each Share Purchase Agreement, Assignor hereby irrevocably assigns and transfers to Assignee its entire rights and interests under each Share Purchase Agreement and delegates to the Assignee its entire obligations under each Share Purchase Agreement, in each case effective as of the date hereof.

3. Assumption. Pursuant to Section 9.5 of each Share Purchase Agreement, Assignee hereby accepts, effective as of the date hereof, Assignor’s entire rights and interests under each Share Purchase Agreement, and assumes and agrees with Assignor to perform and comply with and to be bound by all the terms, covenants, agreements, provisions and conditions of each Share Purchase Agreement from and after the date hereof.

4. Further Assurances. Assignor agrees that it will at all times hereafter at the request and expense of Assignee execute and deliver all such instruments of assignment, conveyance, endorsement or authorization and other documents or take such additional action as Assignee may reasonably require.

5. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Assignment shall be governed by and determined in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.

6. Inurement. This Assignment shall be binding upon and inure to the benefit of the Parties hereto and their successor or successors, legal representatives and permitted assigns.

7. Execution and Delivery. This Assignment may be executed by the Parties in counterparts, each of which shall be deemed an original, and together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment as of the date first written above.

Connion Capital Limited

By:	/s/ Shaoyun Han
Name: Shaoyun Han
Title: Director

Moocon Education Limited

By:	/s/ Shaoyun Han
Name: Shaoyun Han
Title: Director

[Signature Page to Assignment and Assumption Agreement]